EXHIBIT 10.1

August 31, 2000

Donald A. Roubitchek
263 Chandler Avenue
Elmhurst, Illinois 60126

Dear Don:

This letter agreement will confirm our understanding regarding your separation from employment with PrivateBancorp, Inc. and PrivateBank and Trust Company (together, the "Company").

1.   Resignation.

     (a) You have resigned your position as CFO of the Company effective as of August 24, 2000.

     (b) You have agreed to continue to serve as a director of the Company and to be employed as a Managing Director of the Company, performing only those assignments and exercising only such authority as you and I shall mutually agree, through the earlier of December 31, 2000, or the date you commence employment with another employer (December 31, 2000 or such earlier date hereinafter referred to as the "Resignation Date"). You agree to notify the Chairman of the Board of the Company of the effective date of the commencement of such employment not later than five (5) business days prior thereto.

     (c) You hereby resign as a member of the Board of Directors and as a Managing Director of the Company and of each affiliate for which you hold such positions, and from all other positions with the Company or any of its affiliates, effective as of the Resignation Date.

2. Payments and Benefits. Subject to your compliance with paragraphs 1, 3, 4 and 11 of this Agreement, you shall be entitled to compensation, benefits, payments, and distributions from the Company in accordance with this paragraph
2. Such amounts or benefits shall be subject to applicable withholding taxes.

     (a) Salary Continuation. The Company will continue to pay your salary (the "Salary") at the current rate through your Resignation Date.

     (b) Bonus. You will receive a bonus in the gross amount $85,000.00, $25,000.00 of which shall be paid in a single lump sum on October 31, 2001, and $60,000.00 of which shall be paid within thirty (30) days after the end of the Salary Continuation Period described in paragraph
          (h) below.

     (c) Restricted Stock. Your April 1996 grant of 4,400 shares of restricted stock will vest and will be issued on the vesting date in April, 2001 as contemplated by such grant. All other restricted stock granted shall be forfeited as of the date hereof.

     (d) Stock Options. Your stock options shall be governed by the terms thereof without change. As a result, any stock options which have not vested by their terms as of your Resignation Date will be forfeited and will not thereafter become exercisable, and any stock options which are vested as of your Resignation Date and which are not exercised within 90 days following your Resignation Date shall expire and no longer be exercisable.

     (e) Vacation. As we have agreed, the period from September 1, 2000 through October 31, 2000 will be your vacation and that at the end of that period you will have taken all of your accrued vacation. You agree that you will not accrue any additional vacation with respect to employment after October 31, 2000.

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Donald A. Roubitchek
August 31, 2000
Page 2

     (f) Benefits, Generally. Your participation in the employee benefit plans and arrangements maintained by the Company, as in effect from time to time, including, but not limited to, the 401(k) plan, will continue through your Resignation Date. Following your Resignation Date, you will be eligible to elect COBRA coverage with respect to the Company's health insurance plan. Except as provided in subparagraph (h) below, you will not be entitled to participate in any other employee benefit plan of the Company after your Resignation Date.

     (g) Outplacement. Upon presentation of invoices or paid receipts, the Company will reimburse you for up to $15,000.00 of expenses you incur for out placement, education and/or training assistance through the later of your Resignation Date or the end of the Post-Resignation Date Salary Continuation Period described below.

     (h) Post-Resignation Date Salary Continuation. The Company will provide you with certain post-Resignation Date compensation as follows:

          (1) In the event your Resignation Date occurs on December 31, 2000, the Company will continue to pay you monthly an amount (a "Post-Resignation Date Salary Continuation Payment") equal to your monthly Salary until the earlier of October 31, 2001 or the date you commence other employment. You agree to notify the Chairman of the Board of the Company of the effective date of the commencement of such employment not later than five (5) business days prior thereto. The period during which such payments are made shall be referred to herein as the Post-Resignation Date Salary Continuation Period. The Company shall also pay your COBRA premiums during the Post-Resignation Date Salary Continuation Period and, to the extent able to do so without increased expense, the Company will also continue your coverage under the Company's group term life insurance policy during the Post-Resignation Date Salary Continuation Period.

          (2) In the event (A) your Resignation Date occurs prior to December 31, 2000, or (B) the Post-Resignation Date Salary Continuation Period commences, but ends prior to October 31, 2001, in either case as a result of your commencing other employment (such Resignation Date or termination date of the Post-Resignation Date Salary Continuation Period hereinafter referred to as the "Early Termination Date"), the Company shall pay you an amount equal to the greater of:

                    (i) nine (9) times your monthly Salary, minus the aggregate amount of Salary and Post-Resignation Date Salary Continuation Payments received for the period beginning November 1, 2000 and ending on the Early Termination Date; or

                    (ii) 50% of the amount of Salary and Post-Resignation Date
                         Salary Continuation Payments that would otherwise have been paid during the period commencing on the Early Termination Date and ending October 31, 2001.

               The amount, if any, payable under this subparagraph (h)(2) shall be paid in two installments: (A) 50% of the amount shall be paid 60 days after the Early Termination Date, and (B) the remaining 50% shall be paid 150 days after the Early Termination Date.

     (i) Other Payments. Except as specified in this paragraph 2, or otherwise expressly provided in or pursuant to the Agreement and Release, you shall be entitled to no compensation, benefits or other

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Donald A. Roubitchek
August 31, 2000
Page 3

          payments or distributions, and references in the Release to the release of claims against the Company shall be deemed to also include reference to the release of claims against all compensation and benefit plans and arrangements established or maintained by the Company and the affiliates.

3. Nonsolicitation of Clients and Employees. You agree that from the date hereof through the first anniversary of your Resignation Date:

     (a) Without the prior written approval of the Company, you will not, directly or indirectly, whether on your own behalf or on the behalf of another person, initiate communications with or solicit, or attempt to initiate communications with or solicit, any person who as of your Resignation Date is, or during the six month period prior to your Resignation Date was, a client of the Company or any of its affiliates, for the purpose of providing services of a kind similar to those provided by the Company to such person;

     (b) Without the prior written approval of the Company, you will not, directly or indirectly, whether on your own behalf or on the behalf of another person, initiate communications with or solicit, or attempt to initiate communications with or solicit, any individual who is an employee of the Company or any of its affiliates to terminate his or her employment; and

     (c) You acknowledge that the covenants in paragraphs 3(a) and 3(b), and in paragraph 4 below are reasonable under the circumstances, protect the Company's legitimate business interests in its client relationships, stable workforce and confidential information, create no undue hardships on you, and have no effect on any public interest. You further acknowledge that continuation of the compensation to be paid to you under paragraphs 2(a) through (h) is dependent on continued compliance with and constitutes adequate compensation for, the restrictions imposed under paragraphs 3(a) and 3(b), and in paragraph 4 below.

4. Confidentiality. You agree to keep all confidential information (including, but not limited to, client and customer lists, contractual arrangements with clients and customers, vendors and suppliers, financial statements, pricing policies, employment agreements, trade secrets, systems, procedures and manuals) relating to the Company and its affiliates in confidence. Except to the extent necessary to perform your duties hereunder, you agree that you shall not, during or after the Employment Term, disclose any confidential information relating to the business of the Company or any affiliate to any third party. The provisions of this paragraph 4 shall not apply to information that is or becomes generally known to the public (except by reason of your breach of your obligations under this letter agreement or any similar prior agreement) or to information that a court of competent jurisdiction or administrative agency of any government specifically orders you to disclose. When reasonably possible, you shall give the Company prior written notice of such required disclosure to give the Company the opportunity to seek a protective order at its expense. You acknowledge and agree that memoranda, notes, records and any other written, recorded, taped or graphic materials made or compiled by you or made available to you concerning the business of the Company and its affiliates are the Company's property. You acknowledge that you have delivered all such property to the Company as of the date hereof.

5. Equitable Remedies. You acknowledge that the Company would be irreparably injured by a violation of paragraph 3 or 4, and agree that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach of either paragraph 3 or paragraph 4. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

6. Non-Alienation. Your interests under this Agreement are not subject to the claims of your creditors, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered. Your obligations under this Agreement may not be assigned.

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Donald A. Roubitchek
August 31, 2000
Page 4

7. Amendment. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. So long as you live, no person, other than the parties hereto, shall have any rights under interest in this Agreement or the subject matter hereof.

8. Successors and Affiliates. This Agreement shall be binding on, and inure to the benefit of the Company and you, and our respective successors and assign.

9. Waiver of Breach. The waiver by either you or the Company of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either you or the Company. Continuation of benefits hereunder by the Company following a breach by you of any provision of this Agreement shall not preclude the Company from thereafter exercising any right that it may otherwise independently have to terminate said benefits based upon the same violation.

10. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity of enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

11. General Release and Waiver. As part of this Agreement, and in consideration of the additional payments provided to you in accordance with this Agreement, you are required to execute the General Release Waiver, which is attached to, as Attachment 1, and forms a part of this Agreement. This Agreement and the commitments and obligations of all parties hereunder:

     (a) shall become final and binding immediately following the expiration of your right to revoke the execution of this Agreement in accordance with paragraph 2(d) of the General Release and Waiver;

     (b) shall not become final and binding until the expiration of such right to revoke; and

     (c)  shall not become final and binding if you revoke such execution.

12. Other Agreements. Except as otherwise specifically provided in this Agreement, this instrument constitutes the entire agreement between you and the Company and supersedes all prior agreements, including your July 1, 1999 Employment Agreement with PrivateBancorp, Inc. and understandings, written or oral, including your July 1, 1999 Employment Agreement with PrivateBancorp, Inc. that may have been made by and between you and the Company or the Affiliates other than the General Release and Waiver, which is attached hereto and made a part hereof.

13. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

     (a) in the case of deliver by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

     (b) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

     (c) in the case of facsimile, the date upon which the transmitting party received confirmation or receipt by facsimile, telephone or otherwise;

     provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service are to be delivered to the addresses set forth below:

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Donald A. Roubitchek
August 31, 2000
Page 5

     to the Company:

            PrivateBancorp, Inc.
            10 North Dearborn Street
            Suite 900
            Chicago, IL 60602
            Attn:  Chairman of the Board

     or to you:

            Donald A. Roubitchek
            263 Chandler Avenue
            Elmhurst, Illinois 60126

     Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

14. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions of any state.

15. Counterparts. This Agreement may be executed in more than one counterpart, but all of which together will constitute one and the same agreement.

16. Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Chicago, Illinois by three arbitrators. Except as otherwise expressly provided in this paragraph 21, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the "Association") then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by you, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. This paragraph 16 shall not be construed to limit the Company's right to obtain relief under paragraph 5 with respect to any matter or controversy subject to paragraph 3 or 4, and, pending a final determination by the arbitrator with respect to any such matter or controversy, the company shall be entitled to obtain any such relief by direct application to state, federal, or other applicable court, without being required to first arbitrate such matter of controversy.

     If you agree to the terms of this Agreement, please indicate your agreement by signing and returning a copy of this letter to the undersigned, along with a signed and notarized copy of the General Release and Waiver.

                                    Very truly yours,

                                    PrivateBancorp, Inc.
                                    PrivateBank and Trust Company

                                    By: /s/ Ralph B. Mandell
                                        ----------------------------------------
                                            Ralph B. Mandell
                                            Chairman, President and Chief
                                            Executive Officer

Donald A. Roubitchek
August 31, 2000
Page 6

Accepted and agreed to this
26th day of September, 2000.

/s/ Donald A. Roubitchek
----------------------------
    Donald A. Roubitchek

                                  ATTACHMENT 1

                           GENERAL RELEASE AND WAIVER

1. This document is attached to, is incorporated into, and forms a part of, an agreement (the "Agreement") by and between PrivateBancorp, Inc. and PrivateBank and Trust Company (collectively, the "Company") and Donald A. Roubitchek (the "Employee). Except for a claim based upon a breach of the Agreement, the Employee, on behalf of himself and the other Employee Releasors, releases and forever discharges the Company and the other Company Releases from any and all Claims which the Employee now has or claims, or might hereafter have or claim (or the other Employee Releasors may have, to the extent that it is derived from a Claim which the Employee may have), against the Company Releasees based upon or arising out of any matter or thing whatsoever, occurring or arising out of or relates to the Employee's employment by the Company and its affiliates including his service as an officer and director of the Company and/or the Employee's termination or resignation therefrom, and Claims arising under any local, state, or federal law dealing with employment discrimination, including the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act.

     For purposes of this General Release and Waiver, the terms set forth below shall have the following meanings:

     (a) The term "Claims" shall include any and all rights, claims, demands, debts, dues, sums of money, accountants, attorneys' fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity.

     (b) The term "Company Releasees" shall include the Company and its affiliates, and their officers, directors, trustees, members, representatives, agents, employees, shareholders, partners, attorneys, and insurers, and their predecessors and successors.

     (c) The term "Employee Releasors" shall include the Employee, and his heirs, representatives, agents, insurers, and any other person claiming through the Employee.

2. The following provisions are applicable to and made a part of the Agreement and this General Release and Waiver:

     (a) By this General Release and Waiver, the Employee Releasors do not release or waive any right or claim which they may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection act, which arises after the date of execution of this General Release and Waiver.

     (b) In exchange for this General Release and Waiver, the Employee hereby acknowledges that he has received separate consideration beyond that to which he is otherwise entitled under the Company's policy or applicable law.

     (c) The Company hereby expressly advises the Employee to consult with an attorney of his choosing prior to executing the Agreement or this General Release and Waiver.

     (d) The Employee has twenty-one (21) days from the date of presentment to consider whether or not to execute the Agreement and this General Release and waiver. In the event of such execution, the Employee has a further period of seven (7) days from the date of said execution in which to revoke said execution. The Agreement and this General Release and Waiver will not become effective until expiration of such revocation period.

     (e) the Agreement (including this General Release and Waiver) and the commitments and obligations of all parties thereunder:

          i. shall become final and binding immediately following the expiration of the Employee's right to revoke the execution of the Agreement in accordance with paragraph 2(d) of this General Release and Waiver;

          ii. shall not become final and binding until the expiration of such right to revoke; and

          iii. shall not become final and binding if the Employee revokes such execution.

     (f) The Employee hereby acknowledges that he has carefully read and understands the terms of the Agreement and this General Release and Waiver and each of his rights as set forth therein.

                                                  /s/ Donald A. Roubitchek
                                               -------------------------------
                                                      Donald A. Roubitchek

                                               Date: September 26, 2000
                                                     ---------------------------